EXHIBIT 1

                        WARRANT PURCHASE AGREEMENT


     THIS AGREEMENT ("Agreement"), made and entered into as of the 20th day of May, 1996, by and among America West Airlines, Inc., a Delaware corporation ("AWA") and Continental Airlines, Inc., a Delaware corporation ("Warrant Holder").

                                WITNESSETH:

     WHEREAS, the Warrant Holder holds 802,860 warrants (collectively, the "Warrants" and, individually, a "Warrant") to purchase shares of Class B Common Stock, par value $.01 per share of AWA (the "Common Stock"), which Warrants were acquired and are held pursuant to the terms of that certain Warrant Certificate dated August 25, 1994 issued in the name of Warrant Holder, and governed by the terms of that certain Warrant Agreement dated as of August 25, 1994, between AWA and the Warrant Agent named therein;

     WHEREAS, AWA desires to purchase all of the Warrants held by Warrant Holder, and Warrant Holder desires to sell such Warrants to AWA;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1.  Closing.

     The Closing (the "Closing") of the transaction contemplated hereby shall occur on Tuesday, May 21, 1996, at 10:00 a.m. at the offices of AWA in Phoenix, Arizona (or as soon thereafter as Warrant Holder receives its Warrant Certificate from GPSF (as defined below), but in no event later than May 24, 1996), or at such other place or such other date or time as all of the parties may agree.

     Section 2.  Actions at Closing.

     At the Closing, the Warrant Holder shall sell, transfer, convey and deliver to AWA all of such Warrant Holder's right, title and interest in and to the Warrants, and AWA shall acquire the Warrants. Such transfer shall be effected by the execution by the Warrant Holder of an assignment substantially in the form contemplated by the Warrants and delivery of the original certificate for the Warrants. At the Closing, AWA shall pay to the Warrant Holder an aggregate of $6,531,266.10, representing an amount per Warrant equal to (a) the difference between the closing sale price of the Common Stock as reported on the New York Stock Exchange Composite Tape on May 16, 1996, and $12.74 (the exercise price of the Warrant) plus (b) a premium of $1.00 per Warrant ("Purchase Price"). The aggregate Purchase Price shall be paid to Warrant Holder by wire transfer of same day funds to an account of Warrant Holder designated prior to Closing.

     Section 3.  Representations.

     The Warrant Holder represents and warrants to AWA that it beneficially holds on the date hereof, and will hold at the Closing, the Warrants free and clear of any lien, charge or encumbrance whatsoever (other than the pledge thereof by Warrant Holder to Global Project & Structured Finance Corporation ("GPSF"), which pledge shall be released prior to Closing). Each party represents and warrants to the other that the execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary corporate action on its part and are within its corporate power and will not violate its charter, by-laws or any material agreement to which it is a party or by which its assets are bound. Each representation made in this Section 3 shall be deemed to be made again at and as of the Closing.

     Section 4.  Miscellaneous.

     (a) Notices. Any notice or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given when delivered by hand to the person to whom such notice or other communication is intended to be given, at the address, indicated next to its signature below.

     (b) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together with shall constitute and be the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   AMERICA WEST AIRLINES, INC.

                                   By:  Douglas Parker
                                   Title:  Senior Vice President and
                                             Chief Financial Officer
                                   Address:  4000 East Sky Harbor Boulevard
                                             Phoenix, AZ  85035

                                   CONTINENTAL AIRLINES, INC.

                                   By:  Jeffery A. Smisek
                                   Title:  Senior Vice President
                                   Address:  2929 Allen Parkway, Suite 2010
                                             Houston, TX  77019
                                             Attn:  General Counsel